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Exhibit 99.1

Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689
Ken Dennard/ksdennard@drg-e.com Lisa Elliott/lelliott@drg-e.com DRG&E/713-529-6600

FOR IMMEDIATE RELEASE

PIONEER DRILLING REPORTS
FISCAL FIRST QUARTER RESULTS
First quarter revenues were up 70 percent
First quarter net income was $0.01 per diluted share

        AUGUST 4, 2004—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) today reported results for the three months ended June 30, 2004.

        Revenues for the first quarter of fiscal 2005 were $40.7 million, compared to revenues of $23.9 million in the first quarter of 2004. Net earnings in the first quarter of 2005 were $217,000, or $0.01 per diluted share, versus a net loss of $1.1 million, or $0.05 loss per share, during the first quarter of 2004.

        There were 2,997 revenue days during the first quarter of fiscal 2005, compared to 1,958 revenue days for the first quarter of fiscal 2004. Average rig utilization for the first quarter was 93 percent, up from 87 percent in the corresponding period last year.

        Wm. Stacy Locke, Pioneer's President and Chief Executive Officer, stated, "We experienced a solid quarter, while battling weather in all three of our markets in Texas and lower than anticipated earnings contribution from turnkey operations. Overall, operating income per revenue day from turnkey projects remained positive and, in fact, was higher than operating income per revenue day from daywork projects. However, turnkey operations were not as profitable in the fiscal first quarter as we had experienced throughout fiscal 2004. We are pleased with this utilization rate of 93%, a level we haven't seen since 2001 when we had less than 20 land rigs in our fleet. Now that our fleet has grown to 36 rigs and our customer demand is quite strong, we expect to benefit from the operating leverage of these additional rigs as utilization is high and dayrates appear to be continuing to increase."

        Pioneer Drilling's management team will be holding a conference call on Thursday, August 5, 2004, at 9:30 a.m., Eastern time. To participate in the call, dial (303) 262-2143 at least ten minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until August 12, 2004. To access the replay, dial (303) 590-3000 and enter the pass code 11004875#.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling's Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling's Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

        Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas and North Louisiana. Pioneer's fleet consists of 36 land drilling rigs that drill in depth ranges between 8,000 and 18,000 feet.

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the expected benefits from the operating leverage of Pioneer Drilling's additional rigs and the continuing increases in dayrates. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to turnkey drilling contracts in progress. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2004.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Statements of Operations

	Three Months Ended
	6/30/04	6/30/03
	(Unaudited)
Revenues:
Contract drilling	$40,718,811	$23,850,083

Costs and Expenses:
Contract drilling	33,854,370	20,366,406
Depreciation and amortization	5,048,317	3,624,181
General and administrative	770,141	648,248

Total operating costs	39,672,828	24,638,835

Operating income (loss)	1,045,983	(788,752)

Other income (expense):
Interest expense	(718,232)	(733,655)
Interest income	23,837	47,690
Other	3,389	8,947

Total other	(691,006)	(677,018)

Income (loss) before taxes	354,977	(1,465,770)
Income tax benefit (expense)	(138,449)	409,469

Net earnings (loss)	$216,528	$(1,056,301)

Earnings (loss) per share:
Basic	$0.01	$(0.05)

Diluted	$0.01	$(0.05)

Weighted average number of shares outstanding:
Basic	27,300,126	21,707,935
Diluted	28,273,561	21,707,935
Operating statistics:
Average number of rigs	35.3	24.6
Utilization rate	93%	87%
Revenue days	2,997	1,958
Drilling revenue/revenue day	$13,587	$12,181
Drilling cost/revenue day	$11,296	$10,402
Capital expenditures:
Rig additions	$2,614,051	$5,416,693
Other	$5,801,471	$1,512,857

	$8,415,522	$6,929,550

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	6/30/2004	3/31/2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,919,748	$6,365,759
Receivables, net	12,571,346	10,901,991
Contract drilling in progress	10,461,223	9,130,794
Current deferred income taxes	271,844	285,384
Prepaid expenses	972,149	1,336,337

Total current assets	30,196,310	28,020,265
Net property, plant and equipment	118,543,601	115,341,612
Other assets	354,819	369,278

Total assets	$149,094,730	$143,731,155

Liabilities and Equity
Current liabilities:
Notes payable	$223,967	$558,070
Current long-term debt	3,860,183	3,865,236
Accounts payable	17,773,694	13,270,989
Accrued expenses	6,087,083	4,297,952

Total current liabilities	27,944,927	21,992,247
Long-term debt	43,931,131	44,891,674
Deferred taxes	6,165,825	6,010,916

Total liabilities	78,041,883	72,894,837
Total shareholders' equity	71,052,847	70,836,318

	$149,094,730	$143,731,155

QuickLinks

  Exhibit 99.1
PIONEER DRILLING COMPANY AND SUBSIDIARIES Statements of Operations
PIONEER DRILLING COMPANY AND SUBSIDIARIES Condensed Consolidated Balance Sheets